Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
as of March 31, 2010

internet.com Canada Corporation (a Nova Scotia Unlimited Liability Company)

Jupitermedia GmbH (a Germany Limited Liability Company)

Mediabistro.com Inc. (a Delaware Corporation)

Sitch AB (a Sweden Corporation)

Social Times, Incorporated

3rd Power LLC